Results of  October 5, 2000 shareholder meeting
          (Unaudited)



               An annual meeting of shareholders of the fund was held on
               October 5, 2000. At the meeting, each of the nominees for
               Trustees was elected, as follows:

                                         Votes
                                 Votes for   withheld
               Jameson Adkins Baxter       6,546,564
139,729
               Hans H. Estin    6,527,380         158,913
               J. A. Hill       6,548,055         138,238
               Ronald J. Jackson        6,547,494
138,799
               Paul L. Joskow   6,549,592         136,701
               Elizabeth T. Kennan      6,549,689
136,604
               Lawrence J. Lasser       6,541,919
144,374
               John H. Mullin III       6,549,357
136,936
               R. E. Patterson          6,541,256
145,037
               George Putnam, III       6,545,058
141,235
               A.J.C. Smith     6,539,899         146,394
               W. Thomas Stephens       6,548,957
137,336
               W. Nicholas Thorndike    6,540,362
145,931

               A proposal to ratify the selection of KPMG
               LLP as independent accountants for the fund was approved as follows: 6,587,916 votes for, and 35,255 votes against, with
               63,122 abstentions and non-broker votes.

               All tabulations are rounded to nearest whole number.